UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Textron Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING

To the Shareholders of Textron Inc.:

The 2006 annual meeting of shareholders of Textron Inc. will be held on Wednesday, April 26, 2006, at 11:00 a.m. at The Rhode Island Convention Center, One Sabin Street, Providence, Rhode Island for the following purposes:

1.      To elect three directors in Class I for a term of three years in accordance with Textron’s By-Laws (Item 1 on the proxy card).

2.      To ratify the appointment by the Audit Committee of Ernst & Young LLP as Textron’s independent auditors for 2006, which is recommended by the Board of Directors (Item 2 on the proxy card).

3.      To consider and act upon two shareholder proposals set forth at pages 32 through 34 in the accompanying proxy statement, each of which is opposed by the Board of Directors (Items 3 and 4 on the proxy card).

4.      To transact any other business as may properly come before the meeting.

You are entitled to vote all shares of common and preferred stock registered in your name at the close of business on March 3, 2006. If you attend the meeting and desire to vote in person, your proxy will not be used. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person, you should request your broker or bank to issue you a proxy covering your shares.

Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope as soon as possible so that your shares may be represented at the meeting. Shareholders of record also have the option of voting their shares via the Internet or by using a toll-free telephone number. Instructions to vote either via the Internet or by telephone are included on the proxy card.

A list of shareholders entitled to vote at the 2006 annual meeting will be open to examination by any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting at Textron’s principal executive office, 40 Westminster Street, Providence, Rhode Island 02903.

Sincerely,

Lewis B. Campbell
Chairman, President and Chief Executive Officer
Providence, Rhode Island
March 17, 2006

YOUR VOTE IS IMPORTANT

If you are a shareholder of record you can now vote your shares via the Internet or by using a toll-free telephone number by following the instructions on your proxy card. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed postage-paid envelope.

TEXTRON INC.

PROXY STATEMENT

General

This proxy statement, which is being mailed on or about March 17, 2006, to each person entitled to receive the accompanying notice of annual meeting, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 26, 2006, at 11:00 am, and at any adjournments thereof. Textron’s principal executive office is located at 40 Westminster Street, Providence, Rhode Island 02903.

Shareholders Who May Vote

All shareholders of record at the close of business on March 3, 2006, will be entitled to vote. As of March 3, 2006, Textron had outstanding 130,152,216 shares of Common Stock; 82,510 shares of $2.08 Cumulative Convertible Preferred Stock, Series A; and 44,176 shares of $1.40 Convertible Preferred Dividend Stock, Series B (preferred only as to dividends), each of which is entitled to one vote with respect to each matter to be voted upon at the meeting. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person.

Voting

All shareholders may vote by mail. Shareholders of record can also vote via the Internet or by using the toll-free telephone number listed on the proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the lower right portion of the proxy card, is designated to verify a shareholder’s identity and allow the shareholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote via the Internet or by telephone if these options are offered by the bank or broker.

If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you should request your broker or bank to issue you a proxy covering your shares.

Savings Plan Participants

If you are a participant in a Textron savings plan with a Textron stock fund as an investment option, the accompanying proxy card shows the number of shares allocated to your account under the plan. When you vote via the Internet or by telephone, or your proxy card is returned properly signed, the plan trustee will vote your proportionate interest in the plan shares in the manner you direct, or if you vote by mail and make no direction, in proportion to directions received from the other plan participants (except for any shares allocated to your Tax Credit Account under the Textron Savings Plan, which will be voted only as you direct). All directions will be held in confidence.

Revoking a Proxy

Whether you vote by mail, via the Internet or by telephone, you may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to Textron’s corporate secretary, or voting in person at the meeting.

Required Vote

A quorum is required to conduct business at the meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares owned by you but held in the name of your broker. Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

The three nominees for director receiving the greatest number of votes at the meeting will be elected. Abstentions and broker non-votes are not counted for this purpose and will have no effect on the outcome of the election.

Approval of the ratification of the appointment of auditors and the two shareholder proposals requires the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter. For this purpose, if you vote to “abstain” on a proposal, your shares will be treated as present and will have the same effect as if you voted against the proposal. Broker non-votes, however, are not counted for this purpose and have no effect on the outcome of the vote. All shareholders vote as one class.

Costs of Proxy Solicitation

Textron pays all the cost of this solicitation of proxies. Textron will request that persons who hold shares for others, such as banks and brokers, solicit the owners of those shares and will reimburse them for their reasonable out-of-pocket expenses for those solicitations. In addition to solicitation by mail, Textron employees may solicit proxies by telephone, by electronic means and in person, without additional compensation for these services. Textron has hired D.F. King & Co., Inc., of New York, New York, a proxy solicitation organization, to assist in this solicitation process for a fee of $14,000, plus reasonable out-of-pocket expenses.

Confidential Voting Policy

Under Textron’s policy on confidential voting, individual votes of shareholders are kept confidential from Textron’s directors, officers and employees, except for certain specific and limited exceptions. Comments of shareholders written on proxies or ballots are transcribed and provided to Textron’s corporate secretary. Votes are counted by employees of American Stock Transfer & Trust Company (“AST”), Textron’s independent transfer agent and registrar, and certified by Inspectors of Election who are employees of AST.

Attending the Meeting

If your shares are held in the name of your bank or broker and you plan to attend the meeting, please bring proof of ownership with you to the meeting. A bank or brokerage account statement showing that you owned voting stock of Textron on March 3, 2006, is acceptable proof. If you are a shareholder of record, no proof is required.

ELECTION OF DIRECTORS

The Board of Directors is composed of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. Brian H. Rowe is retiring from the Board in April 2006. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect Lewis B. Campbell, Lawrence K. Fish and Joe T. Ford to Class I. Each nominee presently serves as a director of Textron. Information is furnished below with respect to each nominee for election and each director continuing in office. The Board of Directors recommends a vote FOR each of the director nominees (Item 1 on the proxy card).

NOMINEES FOR DIRECTOR

Class I — Nominees for Terms Expiring in 2009
Lewis B. Campbell	Director Since 1994

Mr. Campbell, 59, is Chairman, President and Chief Executive Officer of Textron. He joined Textron in 1992 as Executive Vice President and Chief Operating Officer, became President and Chief Operating Officer in 1994, assumed the title of Chief Executive Officer and relinquished the title of Chief Operating Officer in July 1998, assumed the title of Chairman and relinquished the title of President in February 1999, and reassumed the title of President in September 2001. Prior to joining Textron he was a Vice President of General Motors Corporation and General Manager of its GMC Truck Division. Mr. Campbell is a director of Bristol-Myers Squibb Co. and Dow Jones & Company, and a member of The Business Council and The Business Roundtable.

Lawrence K. Fish	Director Since 1999

Mr. Fish, 61, is Chairman and Chief Executive Officer of Citizens Financial Group, Inc., a multi-state bank holding company. He was named Chairman, President and Chief Executive Officer upon joining the bank in 1992 and held that position until relinquishing the title of President in October 2005. He is a director of The Royal Bank of Scotland Group and a member of the Board of Trustees of The Brookings Institution. Mr. Fish is an overseer of the Boston Symphony Orchestra and an Incorporator of the Massachusetts Institute of Technology Corporation.

Joe T. Ford	Director Since 1998

Mr. Ford, 68, is Chairman of the Board of ALLTEL Corporation, a telecommunications company. He was named President of ALLTEL upon its formation in 1983 from a merger between Allied Telephone Company and Mid-Continent Telephone Corporation, became Chief Executive Officer in 1987, assumed the title of Chairman in 1991 and retired as the Chief Executive Officer in July 2002. Mr. Ford is a director of EnPro Industries, Inc. and the Stephens Group, Inc.

DIRECTORS CONTINUING IN OFFICE
Class II — Terms Expiring in 2007
Kathleen M. Bader	Director Since 2004

Ms. Bader, 55, was President and Chief Executive Officer of NatureWorks LLC, which makes proprietary, corn-based plastic resins and was formerly known as Cargill Dow LLC, an equal joint venture between The Dow Chemical Company and Cargill, Incorporated and now a wholly-owned subsidiary of Cargill. She joined Dow in 1973, held numerous sales, marketing, operations and business management jobs in Dow’s global and North American operations, became Business Group President and Corporate Vice President, Quality & Business Excellence in 2000 and Chairman, President and Chief Executive Officer of Cargill Dow LLC in February 2004. She assumed the position of President and Chief Executive Officer of NatureWorks in February 2005 following Cargill’s acquisition of Dow’s interest in Cargill Dow and served in that position until her retirement in January 2006. Ms. Bader is a member of the United States Homeland Security Advisory Council, the International Board of Directors of Habitat for Humanity and the Dean’s Council at Harvard’s John F. Kennedy School of Government.

R. Kerry Clark	Director Since 2003

Mr. Clark, 53, is Vice Chairman of the Board, P&G Family Health and a director of The Procter and Gamble Company, which markets consumer products in over 140 countries. He joined Procter and Gamble in 1974 and served in various key executive positions before assuming his current position in 2004. Mr. Clark is also a Trustee of the Cincinnati Zoo and Botanical Gardens and on the Board of the Greater Cincinnati United Way.

Ivor J. Evans	Director Since 2003

Mr. Evans, 63, was Vice Chairman of Union Pacific Corporation, one of America’s leading transportation companies. He joined Union Pacific in 1998 as President and Chief Operating Officer of the Union Pacific Railroad, and became Vice Chairman in January 2004. Mr. Evans retired in March 2005. From 1989 to 1998, he served in various executive positions at Emerson Electric Company, including Senior Vice President, Industrial Components and Equipment. Mr. Evans is a director of Cooper Industries, Arvin Meritor, Inc., and is an Operating Partner of Thayer Capital Partners and Chairman of Suntron, a portfolio company.

Lord Powell of Bayswater KCMG	Director Since 2001

Lord Powell, 64, was Private Secretary and advisor on foreign affairs and defence to British Prime Ministers Lady Margaret Thatcher and John Major from 1983 to 1991. He is currently Chairman of Safinvest Limited and of LVMH (UK). From 1992 until the end of 2000 he served as a member of the Board of Jardine Matheson Holdings, Ltd. and associated companies and from the end of 2000 until December 2005 served as the non-executive Chairman of Sagitta Asset Management. He is President of the China-Britain Business Council, Chairman of the Trustees of the Oxford University Business School, Chairman of Atlantic Partnership, a Trustee of the British Museum and a Trustee of the Aspen Institute. He is a director of Louis-Vuitton Moët Hennessy (LVMH), Caterpillar Inc., Mandarin Oriental Hotel Group, Yell Group, British Mediterranean Airways and Schindler Corporation. He is a member of the Upper House of the British Parliament and Chairman of the All-Party Parliamentary Group on Entrepreneurship.

Class III — Terms Expiring in 2008
H. Jesse Arnelle	Director Since 1993

Mr. Arnelle, 72, was a senior partner in the law firm of Arnelle & Hastie, San Francisco, which later became Arnelle, Hastie, McGee, Willis & Greene, with which he had been associated from 1985 through his retirement in 1996. Following his retirement, he was Of Counsel to the North Carolina law firm of Womble, Carlyle, Sandridge & Rice until his retirement in December 2005. Mr. Arnelle is a director of FPL Group, Inc., Armstrong Holdings, Inc., URS Corporation and Metropolitan Life Series Fund. Mr. Arnelle is the past Chairman of the Board of Trustees of Pennsylvania State University and a director of the Eisenhower Fellows Program and the National Football Foundation and College Hall of Fame.

Paul E. Gagné	Director Since 1995

Mr. Gagné, 59, was President and Chief Executive Officer of Avenor Inc., a Canadian forest products company. He joined Avenor in 1976, became President and Chief Operating Officer in 1990 and assumed the additional position of Chief Executive Officer in 1991, serving in that capacity until November 1997, when he left the company. In 1998, Mr. Gagné joined Kruger Inc., a major Canadian privately held producer of paper and tissue, as a consultant in corporate strategic planning, serving in that capacity until December 2002. He is a director of CAE Inc., Fraser Papers Inc., Inmet Mining Corporation and Wajax Income Fund.

Dain M. Hancock	Director Since 2005

Mr. Hancock, 64, was Executive Vice President of Lockheed Martin Corporation and President of Lockheed Martin’s Aeronautics Company, and is now a consultant of Lockheed Martin. Lockheed Martin is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. He joined Lockheed Martin in 1993 as Vice President when Lockheed acquired General Dynamics Corporation’s military aircraft business, with which Mr. Hancock began his industrial career. Mr. Hancock served in various key executive positions before becoming President of Lockheed Martin Tactical Aircraft Systems in 1995 and Executive Vice President of the Corporation and President, Aeronautics Company in 2000, serving in that position until he retired in January 2005.

Thomas B. Wheeler	Director Since 1993

Mr. Wheeler, 69, was the Chairman and Chief Executive Officer of Massachusetts Mutual Life Insurance Company, presently known as MassMutual Financial Group. He was a member of the Massachusetts Mutual field sales force from 1962 to 1983, served as Executive Vice President of Massachusetts Mutual’s insurance and financial management line from 1983 to 1986, became President and Chief Operating Officer in 1987, President and Chief Executive Officer in 1988 and Chairman and Chief Executive Officer in 1996. He relinquished the title of Chief Executive Officer in January 1999 and retired as Chairman in January 2000. Mr. Wheeler is a trustee of the Conservancy of S.W. Florida and the Woods Hole Oceanographic Institution and a director of Genworth Financial.

The Board of Directors

Meetings and Organization

During 2005, the Board of Directors met seven times and the Executive Committee of the Board met five times. The Board has standing Audit, Nominating and Corporate Governance, and Organization and Compensation committees. Directors are expected to regularly attend Board meetings and meetings of committees on which they serve and also the annual meeting of shareholders. All directors attended at least 75% of the total number of Board and committee meetings. All then-serving directors attended the 2005 annual meeting of shareholders.

Corporate Governance

Textron’s Corporate Governance Guidelines, originally adopted in 1996 and most recently revised in July 2005, meet or exceed the new listing standards adopted by the New York Stock Exchange and are posted on Textron’s website, www.textron.com under “Investor Relations—Corporate Governance,’’ and is also available in print upon request to Textron’s corporate secretary.

Code of Ethics

Textron’s Business Conduct Guidelines, originally adopted in 1979 and most recently revised in February 2004, are applicable to all employees of Textron including the principal executive officer, the principal financial officer and the principal accounting officer. The Business Conduct Guidelines are also applicable to directors with respect to their responsibilities as members of the Board of Directors. The Business Conduct Guidelines are posted on Textron’s website under “Investor Relations—Corporate Governance,’’ and is also available in print upon request to Textron’s corporate secretary.

Director Independence

The Board of Directors has determined that Ms. Bader, Messrs. Arnelle, Clark, Evans, Fish, Ford, Gagné, Hancock, Rowe and Wheeler and Lord Powell, are independent as defined under the listing standards of the New York Stock Exchange, based on the criteria set forth in the Corporate Governance Guidelines. The portion of the Corporate Governance Guidelines relating to director independence is attached hereto as Appendix A. In making its determination the Board examined relationships between directors or their affiliates with Textron and its affiliates including those reported below under the heading “Transactions with Management and Others” on page 28.

Lead Director

Textron’s Corporate Governance Guidelines require that the Board will meet in executive session for non-employee directors without management present at each regularly scheduled Board meeting. A Lead Director (currently Lawrence K. Fish), has been appointed to preside at such sessions. Additional sessions may be convened at any time at the request of a director, and in such event the Lead Director shall preside. Shareholders may communicate with the Lead Director by using one of the methods described in the following section, “Shareholder Communications to the Board.”

Shareholder Communications to the Board

Shareholders wishing to communicate with the Board of Directors, the Lead Director or with any individual director may do so by calling (866) 698-6655 (toll-free) or 401-457-2269, writing to Board of Directors, Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903, or by e-mail at textrondirectors@textron.com. The telephone numbers and addresses are also listed on the Textron website. All communications received via the above methods will be sent to the Board of Directors or to the specified director.

Compensation of Directors

For their service on the Board, non-employee directors are paid an annual retainer of $110,000, reflecting an increase from $100,000 in 2005, plus $1,500 for each meeting of the Board attended. Non-employee directors who serve on the Executive Committee or one of the standing committees, other than the Audit Committee, receive $1,500 for each committee meeting attended, and the chairman of each such standing committee receives an additional $5,000 per year. Non-employee directors who serve on the Audit Committee receive $2,500 for each committee meeting attended, and the chairman of the Audit Committee receives an additional $15,000 per year.

Textron maintains a deferred income plan for non-employee directors under which they may defer all or part of their cash compensation until retirement from the Board. Deferrals are made either into an interest bearing account which bears interest at the greater of 8% or the Moody’s Corporate Bond Yield Index rate, or into an account consisting of Textron stock units, which are equivalent in value to Textron common stock. Directors must defer a minimum of $65,000 of their annual retainer into the stock unit account. At the end of each calendar quarter, Textron will contribute to the stock unit account an additional amount equal to 10% of the amount deferred by the director into this account during the quarter in excess of the minimum deferral amount. One half of this additional amount will vest on December 31 of the year in which payment was deferred and one half on the next December 31. Textron also credits dividend equivalents to the stock unit account. In addition, once a year, on April 30, Textron will contribute to the stock unit account an amount equal to 20% of the then current annual retainer for each director who is serving as a director on the date of Textron’s annual meeting of shareholders and has been a director for more than three months.

Each non-employee director received 1,000 restricted shares of Textron common stock upon joining the Board. Except in the case of the director’s death or disability, or a change in control of Textron (as described below under the heading “Employment Contracts and Change In Control Arrangements” on page 28), the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least five years of Board service.

Employee directors do not receive fees or other compensation for their service on the Board or its committees. Each member of the Board is reimbursed for expenses incurred in connection with each Board or committee meeting attended.

Textron sponsors a program under which it contributes up to $1,000,000 to the Textron Charitable Trust on behalf of each director upon his or her death, and the trust donates 50% of that amount in accordance with the director’s recommendation among up to five charitable organizations. Payment of the contributions ultimately are recovered from life insurance policies that Textron maintains on the lives of directors for this purpose. In 2005, Textron paid a total of approximately $656,777 in premiums on policies covering ten current directors and eight retired directors. The directors do not receive any direct financial benefit from this program since the insurance proceeds and charitable deductions accrue solely to Textron. The program was closed to new participants in 2004.

Non-employee directors also participate in the CitationShares Director’s Evaluation Program established by Textron to provide ongoing evaluation of the performance of the CitationShares fractional ownership program, a joint venture between Cessna Aircraft Company, a wholly-owned subsidiary of Textron, and TAG Aviation USA. Under the program, Textron purchased a one-eighth ownership share of two Cessna Citation aircraft from CitationShares entitling it to a fixed number of hours of usage of the aircraft during the year, and makes ten hours of flight time per calendar year available for personal use to the non-employee directors. Following each flight, a participating director is expected to complete an evaluation of his or her travel experience to assist Textron in ensuring that CitationShares maintains its customer service focus. The aircraft also are utilized by Textron for travel by executives and directors to and from Board meetings and other Board-related activities. Directors are not charged for their participation in the program or use of the aircraft, however, directors pay tax on the imputed income attributable to their personal use of the aircraft and the program requires participating directors to reimburse Textron for its cost per hour of flight time, to the extent their personal use of the aircraft exceeds ten hours of flight time per calendar year. The cost to Textron of providing ten hours of free flight time to a director under the program is approximately $30,000 per year, but the extent of use of the program may vary by director. Textron absorbs the cost of the ownership shares to the extent the aircraft are not fully utilized.

Non-employee directors are also eligible to receive grants of options to purchase Textron common stock under the 1999 Textron Long-Term Incentive Plan.

In late 2004, Congress passed legislation that affects non-qualified deferred compensation arrangements. During 2006 the Board will assess the impact of the new legislation on Textron’s overall remuneration structure (including plans that comprise the Directors’ compensation structure) and will effect changes accordingly.

Audit Committee

The Audit Committee pursuant to its charter, as amended in September 2005, assists Board of Directors oversight of (i) the integrity of Textron’s financial statements, (ii) Textron’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of Textron’s internal audit function and independent auditor. The Audit Committee is directly responsible for the appointment, retention, compensation and oversite of Textron’s independent auditors. A copy of the charter is attached hereto as Appendix B and is also posted on Textron’s website. The following five independent directors presently comprise the committee: Mr. Gagné (Chairman), Ms. Bader, Mr. Clark, Mr. Hancock and Mr. Rowe. Each member of the committee has been determined by the Board to be independent as independence of audit committee members is defined in the listing standards of the New York Stock Exchange. No member of the committee simultaneously serves on the audit committees of more than three public companies, except for Mr. Gagné who serves on three audit committees in addition  to Textron’s. The Board of Directors has determined that Mr. Gagné’s simultaneous service does not impair his ability to effectively serve on Textron’s Audit Committee. The Board of Directors has also determined that Mr. Gagné satisfies the criteria adopted by the Securities and

Exchange Commission to serve as an “audit committee financial expert.” During 2005, the committee met eleven times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee pursuant to its charter, as revised in February 2005, (i) identifies individuals to become Board members, and recommends that the Board select the director nominees for the next annual meeting of shareholders, (ii) develops and recommends to the Board a set of corporate governance principles applicable to Textron and (iii) makes recommendations on compensation of the Board of Directors. A copy of the committee’s charter is posted on Textron’s website. In making its recommendations to the Board, the committee will consider suggestions regarding possible candidates from a variety of sources, including shareholders. The committee may also retain a third-party search firm to assist in the identification and evaluation of candidates. Textron’s By-Laws contain a provision which imposes certain requirements upon nominations for directors other than those made by the Board. Shareholders wishing to recommend individuals as candidates for nomination by the Board must submit timely notice of nomination within the time limits described below under the heading “Shareholder Proposals and Other Matters for 2007 Annual Meeting” on page 35, to the committee, c/o Textron’s corporate secretary, along with a description of the proposed candidate’s qualifications and other pertinent biographical information, as well as a written consent from the proposed candidate. The committee annually reviews the Board of Directors’ retirement schedule, the results of the review of the Board’s overall performance and the impact of the strategy of the company to determine future requirements for Board members over the next year or two. All candidates are evaluated against those requirements and the criteria for membership to the Board set forth in the Corporate Governance Guidelines including: (i) high personal ethics and integrity; (ii) specific skills and experience aligned with Textron’s strategic direction and operating challenges; (iii) the core business competencies of high achievement, a record of success, financial literacy, a history of making good business decisions and exposure to best practices; (iv) interpersonal skills that maximize group dynamics, including respect for others, strong communication skills and confidence to ask tough questions; (v) enthusiasm for Textron and sufficient available time to be fully engaged; and (vi) if a non-employee, satisfies the independence standards established by the New York Stock Exchange and the Securities and Exchange Commission.

All recommendations of nominees to the Board by the committee are made solely on the basis of merit.

The following five directors presently comprise the committee: Mr. Fish (Chairman), Mr. Arnelle, Ms. Bader, Mr. Ford and Mr. Wheeler. The Board of Directors has determined that each member of the committee is independent under the New York Stock Exchange listing standards. During 2005, the committee met four times.

Organization and Compensation Committee

The Organization and Compensation Committee pursuant to its charter as revised in October 2003, (i) recommends to the Board compensation arrangements for the Chief Executive Officer and other executive officers and reviews their responsibilities and performance and plans for their succession, and (ii) approves compensation arrangements and for changes in officers. A copy of the committee’s charter is posted on Textron’s website. The following five directors presently comprise the committee: Mr. Rowe (Chairman), Mr. Arnelle, Mr. Clark, Mr. Evans and Lord Powell. The Board of Directors has determined that each member of the committee is independent under the New York Stock Exchange listing standards. During 2005, the committee met six times.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following table lists all shareholders known by Textron to own beneficially more than 5% of any class of Textron’s voting stock as of December 31, 2005:

Title of Class	Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class
Common Stock	AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	15,918,719	(1)	12.20%
Common Stock	Fidelity Management Trust Company 82 Devonshire Street Boston, Massachusetts 02109	15,347,699	(2)	11.76%

(1)          Pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, on behalf of AXA Financial, Inc. (“AXF”) as set forth in Schedule 13G reported as of December 31, 2005; AXA Rosenberg Investment Management LLC, which is an affiliate of AXF, has sole voting power with respect to 95,520 shares and sole dispositive power with respect to 97,173 shares. Alliance Capital Management L.P. (“Alliance”), a subsidiary of AXF, has sole voting power with respect to 9,991,622 shares, shared voting power with respect to 1,568,846 shares and sole dispositive power with respect to 15,821,546 shares. Alliance’s shares are held by unaffiliated third-party client accounts and managed by Alliance as investor advisor.

(2)          Fidelity Management Trust Company (“Fidelity”) is the trustee of the Textron Savings Plan. Participants in the plan have the right to direct Fidelity regarding how to vote the shares of Textron common stock credited to their individual account. Unless otherwise required by law, Fidelity will vote as directed by participants and will vote any shares for which it does not receive participant direction in accordance with the plan.

SECURITY OWNERSHIP OF MANAGEMENT

The column headed “Number of Shares of Common Stock” includes all shares of Textron stock beneficially owned by directors and executive officers of Textron, shares held for the executive officers by the trustee under the Textron Savings Plan, shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 2005, and shares held jointly. No director or executive officer beneficially owned in excess of 1% of the outstanding shares of common stock. Directors and executive officers as a group beneficially owned approximately 1.1% of the outstanding shares of common stock. Ownership indicated is as of December 31, 2005.

Each director and executive officer has sole voting and investment power over his or her shares, except in those cases in which the voting or investment power is shared with the trustee or as otherwise noted. An objective of Textron’s director and executive compensation programs is to align the financial interests of the directors and the executive officers with that of shareholders. Accordingly, the value of a significant portion of the directors’ and the executive officers’ total compensation is dependent upon the value they generate on behalf of shareholders. The column headed “Total Common Stock-Based Holdings” includes the common stock from the “Number of Shares of Common Stock” column along with restricted stock and other common stock-based holdings in the form of stock units, performance share units, unvested stock awards and cash equivalent share awards (the value of which will increase or decrease in relation to the increase or decrease in the price of common stock).

Name	Number of Shares of Common Stock(1)	Total Common Stock- Based Holdings
H. Jesse Arnelle	2,537	19,850
Kathleen M. Bader	1,024	5,125
John D. Butler	179,905	305,110
Lewis B. Campbell	643,784	1,200,219
R. Kerry Clark	1,000	6,323
Ivor J. Evans	1,000	6,448
Lawrence K. Fish	1,000	18,008
Joe T. Ford	2,000	20,887
Ted R. French	240,255	351,220
Paul E. Gagné	2,415	20,989
Dain M. Hancock	1,000	2,705
Mary L. Howell	184,159	319,146
Terrence O’Donnell	158,385	263,493
Lord Powell of Bayswater KCMG	1,000	8,473
Brian H. Rowe	11,910	27,899
Thomas B. Wheeler	2,657	33,593
All current directors and executive officers as a group (16 persons)	1,434,031	2,609,488

(1)          Includes the following shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 2005: Mr. Campbell — 627,165; Mr. French — 194,665; Mr. Butler — 176,953; Ms. Howell — 168,732; Mr. O’Donnell — 155,511; and all current directors and executive officers as a group — 1,323,026.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Textron’s directors, executive officers and certain other officers to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to provide copies of such reports to Textron. Based solely upon a review of such copies and written representations of the reporting persons, during the 2005 fiscal year no director or officer had a reportable transaction for which a filing was made after the due date.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has furnished the following report on its activities:

The committee reviewed and discussed the audited consolidated financial statements and the related schedules in the Annual Report with management. The committee also reviewed with management and the independent auditors the reasonableness of significant judgements and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the committee by Statement on Auditing Standards No. 61 (as amended). In addition, the committee discussed with the independent auditors the auditors’ independence from management and the company including the matters in the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1 and considered the possible effect of non-audit services on the auditors’ independence.

The committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits and met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, including internal controls over financial reporting, and the overall quality of the company’s financial reporting. The committee also reviewed the company’s compliance program. Eleven committee meetings were held during the year.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited consolidated financial statements and the related schedules be included in the Annual Report on Form 10-K for the year ended December 31, 2005, to be filed with the Securities and Exchange Commission. The committee also reported to the Board that it had selected Ernst & Young LLP as the company’s independent auditors for 2006, and that this selection will be submitted to the shareholders for ratification.

PAUL E. GAGNÉ, CHAIRMAN

KATHLEEN M. BADER

R. KERRY CLARK

DAIN M. HANCOCK

BRIAN H. ROWE

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Organization and Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

Executive Compensation Philosophy

The objective of Textron’s executive compensation program is to attract and retain the most qualified executives to lead the corporation and to motivate executives to produce strong financial performance for the long-term benefit of shareholders. The committee seeks to establish a total compensation program that is not only competitive by industry standards, but also demonstrates a bias towards performance and stock ownership. To meet this objective, the total compensation program is designed to be competitive with the total compensation programs provided by other corporations of comparable revenue size in industries in which we compete for customers and/or executives.

To this end, the committee has retained a third-party compensation consultant to provide data, analysis, and market perspective to supplement and support the committee’s decision-making process.

Executive Compensation Program

Each year the committee, which is comprised entirely of independent directors, recommends to the Board compensation arrangements for the officers named in the Summary Compensation Table on page 20 and approves compensation arrangements for other executive officers. These compensation arrangements include annual salary levels, annual incentive plan design and payments, and long-term incentive plan design, grant levels, standards of performance for new grants, and payouts for past grants. In addition, the Board has periodically chosen to provide additional share equivalent awards to enhance retention efforts for selected key executives. All such “retention awards’ granted to the officers named in the Summary Compensation Table are reported in the “Restricted Stock Awards” column of that table in the year of the grant and are described in detail in Footnote 2 to that table.

Textron’s executive compensation program is comprised of salary plus variable compensation in the forms of annual incentive compensation and long-term incentive compensation. In 2005, Textron performed a market analysis study to benchmark approximately 1,200 of the top executives in the organization to external data sources. A compensation alignment program is underway in 2006, the result of which will be implemented in January 2007.

Salary

Individual salaries are considered for adjustment periodically, based on comparison to external benchmark data, individual performance and potential, and/or change in duties or level of responsibility. Based on this information, in December 2005, the committee reviewed the base salaries for the executive officers and deemed them to be appropriate. Thus the committee recommended, and the Board approved, no increase for the CEO or the four other executive officers. The base salaries of the officers named in the Summary Compensation Table are reported in the “Salary” column of that table.

Variable Compensation Plans

Textron’s variable compensation plans seek to motivate executives to achieve financial and strategic goals by defining performance criteria that (1) can be affected by the executive’s efforts, and therefore provide greater incentive, and (2) are widely viewed as commonly accepted indicators of a company’s performance in the marketplace. The amount of compensation from these plans is earned to the extent that these performance criteria are met. Performance criteria that historically have been used include Earnings per Share, Return on Invested Capital (ROIC), subsidiary-level measures of profitability, and a discretionary portion (known as leadership initiatives), which will vary based on each executive’s individual contribution. Textron continues to emphasize the link between pay plans and the interests of shareholders by measuring an executive’s variable compensation using a combination of financial performance and individual contribution.

Annual Incentive Compensation

All executive officers participate in the Textron Annual Incentive Compensation Plan. Annual incentive payments are generally limited to twice the target award level, but the committee can make payments above these levels if it deems performance warrants. Each year, the committee establishes a set of performance objectives and financial metrics (earnings per share and ROIC) for officers that are used to directly calculate individual annual incentive payments. The annual incentive compensation earned by the officers named in the Summary Compensation Table is reported in the “Bonus” column of that table.

Long-Term Incentive Compensation

Through the Textron 1999 Long-Term Incentive Plan, executive officers may be granted awards of stock options and restricted stock. Shareholders approved the removal of Performance Share Units (“PSUs”) from the 1999 plan in 2004 since the awards are payable in cash rather than stock. Accordingly, Textron established a separate plan, the Performance Share Unit Plan for Textron Employees, under which all grants of PSUs will be made and governed. The Board set the level of 2005 long-term incentive compensation grants based on relevant benchmark data provided by a third-party executive compensation consultant to the committee. When determining the level of grant, the committee also considered each executive officer’s functions and responsibilities, past and expected future performance, potential contributions to Textron’s profitability and growth, and the value of prior long-term incentive grants. This total long-term incentive value was allocated among three separate long-term incentive vehicles described below: stock options, restricted stock and performance share units. The actual grant sizes, then, were calculated based on the fair market value (average of high and low share prices) on the date of grant in February 2005.

2005 Grants of Stock Options

In accordance with the 1999 plan, the February 2005 stock options were granted at a purchase price equal to 100% of the fair market value of Textron common stock at the time of the option grant. The stock options granted to executive officers vest ratably over three years which is consistent to established norms in the marketplace. Information on the stock options granted during the fiscal year 2005 to the officers named in the Summary Compensation Table appears in the table on page 20.

2005 Grants of Restricted Shares

In 2005, restricted shares granted pursuant to the 1999 Plan were similar to shares of Textron common stock except for the following features: (1) they have restrictions on the ability to sell the shares for a pre-defined period of time (minimum of three years from date of grant), (2) they do not earn dividends until these restrictions lapse, and (3) they do not provide voting rights. Restrictions lapse for one-third of the shares granted in 2005 on the three-year anniversary of the date of the grant, an additional one-third on the four-year anniversary of the date of the grant, and the final one-third on the five-year anniversary of the date of the grant. Information on the value of restricted shares granted during fiscal year 2005 to the officers named in the Summary Compensation Table appears in the “Restricted Stock Awards” column of that table.

2005 Grants of Performance Share Units

For the three-year performance cycle starting at the beginning of 2005, the value for payment purposes of each performance share unit granted and earned will be determined at the average closing market value of Textron common stock for the first ten days of the fiscal year following the end of the three-year performance period. Information on the 2005 grants of performance share units granted in accordance with the 1999 Plan appears in the “Long-Term Incentive Plan Awards in the Last Fiscal Year” table on page 24.

Payouts for Previously-Granted Performance Share Units

In early 2006, the committee recommended, and the Board approved award payments to executive officers that corresponded to performance share units granted for the three-year performance cycle ending December 31, 2005. All payouts were based (1) 60% on aggregate earnings per share, (2) 25% on the committee’s subjective assessment of performance against pre-specified leadership initiatives, including continuing to execute the restructuring plan, increased cost savings throughout the supply chain, the implementation of Textron Six Sigma and improved talent base, and (3) 15% on return on invested capital (ROIC) performance. In addition, executive officers had the opportunity to earn up to an additional 30% to the extent that ROIC performance exceeded the performance goal. Final payout amounts for eligible executives were calculated by multiplying the number of units earned (at 107% for the CEO, and 110% for the other executive officers) by the ten-day average closing share price at the beginning of fiscal year 2006. Information on the payouts related to the performance cycle ending December 31, 2005 to the officers named in the Summary Compensation Table is reported in the “LTIP Payouts” column of that table.

Stock Ownership

An objective of Textron’s executive compensation program is to align the financial interests of the executive officers with the interests of shareholders. As a result, the committee requires a minimum level of stock ownership and bases a substantial portion of the executive officers’ total compensation opportunity on the value generated on behalf of Textron’s shareholders. The following are minimum ownership levels, expressed as a multiple of base salary: five times for the chief executive officer, three times for the officers named in the Summary Compensation Table and either two or three times base salary for other officers. Newly named officers have five years to bring their holdings up to these minimum levels.

The Deferred Income Plan for Textron Key Executives, in which all executive officers are eligible to participate, requires that annual incentive compensation earned in excess of 100% of an executive’s annual incentive target opportunity must be deferred into a Textron stock unit account (which is based on the current value of a share of Textron common stock) if the officer has not maintained the required minimum stock ownership level. The deferred income plan also provides participants the opportunity to defer voluntarily up to 25% of base salary and up to 100% of annual and long-term incentive compensation and other compensation. Elective deferrals may be put into either a stock unit account or an interest bearing account. Textron contributes a 10% premium on amounts deferred into the stock unit account. Participants in the plan cannot move amounts between the two accounts while an active employee of Textron and cannot receive distributions from the Plan until termination of employment. In late 2004, Congress passed legislation that affects non-qualified arrangements (such as this plan). During 2006 the Board will assess the impact of the new legislation and will effect plan changes accordingly.

CEO Compensation

As in the past, in determining the overall level of Mr. Campbell’s compensation and each component thereof, the committee took into consideration information provided by independent, professional compensation consultants. Mr. Campbell’s most recent base salary increase was effective January 1, 2003. In late 2005, the committee reviewed current benchmark data for Mr. Campbell’s position and deemed his base salary to be appropriate.

The committee recommended, and the Board approved, a 2005 annual incentive compensation award of $2,200,000. The level of the award was determined 70% directly from pre-set financial goals (earnings per share) and 30% directly from the committee’s assessment of the CEO’s performance against specific leadership goals. These leadership goals were set by the full Board in early 2005 and incorporated key business objectives such as revenue growth, supply chain, talent development and information technology strategies. The total of these two components were then multiplied by a factor calibrated to the achievement of Textron ROIC performance in comparison to the cost of capital. Mr. Campbell’s 2005 payout was above target levels, reflecting performance that also exceeded pre-set goals.

The performance share units granted to Mr. Campbell for the 2003-2005 performance cycle were based 60% on aggregate earnings per share, 25% on discretionary performance measures (known as leadership initiatives) and 15% on ROIC. In addition, Mr. Campbell was eligible to earn up to an additional 30% to the extent that actual ROIC performance exceeded the performance goal. The committee recommended, and the Board approved, an award of $9,996,614, which represented an award of slightly over 107% of the units granted. The final payout amount was calculated by multiplying the number of units earned by the average closing share price for the first ten days of fiscal year 2006.

In early 2005, Mr. Campbell was granted 30,130 stock options, 20,090 restricted shares, and 72,820 performance share units.

Mr. Campbell also received compensation under various Textron benefit and compensation plans (see footnotes to the Summary Compensation Table).

In 2005, the committee recommended, and the Board approved, a proposal to eliminate performance share units from pensionable earnings prospectively for the CEO for the Supplemental Retirement Plan for Textron Key Executives. This action commences with the 2005-2007 performance cycle and will apply to all future performance cycles.  In addition, the Board approved a cap on the amount of payments from the 2003-2005 and 2004-2006 performance cycles that can be included in pensionable earnings for purposes of benefit calculations under this plan. In 2006, the committee will explore alternatives to remove PSUs from pensionable earnings for other Management Committee members for the Supplemental Retirement Plan for Textron Key Executives.

Tax Considerations

Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for non-performance-based Compensation in excess of $1 million paid to the chief executive officer or any other employee whose compensation is required to be reported in the Summary Compensation Table, if those individuals are employed by the corporation at year end. “Performance-Based Compensation” is exempt from the $1 million limitation. Performance-Based Compensation must be based upon meeting pre-established and objective performance goals under a plan approved by shareholders. Per Section 162(m), performance goals are not objective if the committee does not set performance standards in a timely fashion, has any discretion to pay amounts in excess of those earned in accordance with the achievement of these pre-established performance standards, or pays such compensation when the performance criteria are not met.

Textron’s policy has been to maximize the compensation that would qualify as Performance-Based Compensation under section 162(m) of the Internal Revenue Code while preserving the committee’s discretionary ability to reward individual performance. Textron stock options and restricted stock granted under the 1999 Long-Term Incentive Plan qualify as Performance-Based Compensation. Performance share unit awards and annual incentive awards each have financial components that do qualify as Performance-Based Compensation; each program also includes a discretionary component based on completion of individual performance objectives that does not qualify as Performance-Based Compensation.

Textron’s deferred income plan encourages individuals, including those whose income might otherwise be subject to the $1 million limitation, to voluntarily defer compensation into the Deferred Income Plan for Textron Key Executives. Compensation thus deferred is not counted toward the $1 million limitation. This opportunity to defer compensation is anticipated to minimize the impact of this Section 162(m) provision on Textron’s income tax expense in the near term. The committee will continue to assess the impact of these tax rules on Textron.

This report is submitted by the Organization and Compensation Committee.

BRIAN H. ROWE, CHAIRMAN

H. JESSE ARNELLE

R. KERRY CLARK

IVOR J. EVANS

LORD POWELL OF BAYSWATER KCMG

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth information concerning compensation of (i) Textron’s chief executive officer at the end of 2005 and (ii) the four most highly compensated executive officers of Textron, other than the chief executive officer, who were serving as executive officers at the end of 2005 for Textron’s 2003, 2004 and 2005 fiscal years. Compensation which was deferred by these officers under the Deferred Income Plan, is included below as compensation paid.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
						Securities
					Restricted	Underlying	LTIP	All Other
Name and Principal				Other Annual	Stock Awards	Options/	Payouts	Compensation
Position	Year	Salary ($)	Bonus ($)	Compensation(1)	($)(2)	SARs (#)	($)	($)(3)
L.B. Campbell	2005	$1,100,000	$2,200,000	$377,436	$1,538,200	30,130	$9,996,614	$54,991
Chairman, President and	2004	1,100,000	2,065,800	304,677	1,455,894	39,100	6,775,531	39,134
Chief Executive Officer	2003	1,100,000	1,900,000	176,172	1,453,980	50,000	2,135,200	19,165
T.R. French	2005	700,000	910,000	132,863	531,950	27,790	2,131,197	34,991
Executive Vice President	2004	650,000	793,455	68,064	547,371	29,100	1,129,255	23,125
and Chief Financial Officer	2003	650,000	600,000	117,161	528,720	36,000	533,800	11,665
J.D. Butler	2005	560,000	728,000	107,546	366,150	19,130	1,704,957	27,991
Executive Vice President	2004	480,000	585,936	54,045	310,365	22,700	1,129,255	17,069
Administration and Chief	2003	480,000	450,000	0	308,420	29,000	533,800	8,833
Human Resources Officer
M.L. Howell	2005	525,000	682,500	121,369	366,150	19,130	1,704,957	26,241
Executive Vice President	2004	470,000	573,729	91,493	310,365	22,700	1,129,255	16,724
	2003	470,000	450,000	111,436	308,420	29,000	533,800	8,665
T. O’Donnell	2005	525,000	682,500	0	366,150	19,130	1,704,957	26,241
Executive Vice President and	2004	470,000	573,729	0	310,365	22,700	1,129,255	16,724
General Counsel	2003	470,000	450,000	0	308,420	29,000	533,800	8,665

(1)          The amounts listed include the incremental cost to Textron of providing various perquisites and personal benefits in excess of reporting thresholds, including; in 2005, $349,298 for personal use of Textron aircraft for security reasons for Mr. Campbell, and $107,190, $74,695 and $77,684 for personal use of Textron aircraft for Mr. French, Mr. Butler and Ms. Howell, respectively; in 2004, $270,777 for personal use of Textron aircraft for security reasons for Mr. Campbell, and $30,488, $23,434 and $48,801 for personal use of Textron aircraft for Mr. French, Mr. Butler and Ms. Howell, respectively; and in 2003, $154,384 for personal use of Textron aircraft for security reasons for Mr. Campbell, $61,878 for relocation and related tax assistance for Mr. French, and $75,477 for personal use of Textron aircraft for Ms. Howell.

(2)          The amount listed for Mr. Campbell in 2005 is the dollar value at the time of grant of 20,090 shares of restricted stock granted in February 2005. The restrictions on the shares will lapse, provided Mr. Campbell is still employed by Textron or in certain cases if his employment ends earlier, in accordance with the following schedule: 6,697 shares in February 2008 and 2009 and 6,696 shares in February 2010. The amount listed for Mr. Campbell in 2004 is the dollar value at the time of grant of

(footnotes continued on following page)

(footnotes continued from preceding page)

25,800 shares of restricted stock granted in February 2004. The restrictions on the shares will lapse, provided Mr. Campbell is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 8,600 shares in February 2007, 2008 and 2009. The amount listed for Mr. Campbell in 2003 is the dollar value at the time of grant of 33,000 restricted stock units granted in January 2003. A restricted stock unit represents the cash equivalent of a share of Textron common stock. The restrictions on the units will lapse, provided Mr. Campbell is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 11,000 units in January 2006, 2007 and 2008. As of December 31, 2005, Mr. Campbell’s dollar value of the 78,890 unvested restricted shares and restricted share units was $6,072,952.

In June 1999, Mr. Campbell was granted a retention award of 200,000 restricted shares, augmented by an additional 100,000 restricted shares granted in January 2001. The dollar value of these grants was disclosed per established guidelines in previous Textron proxy statements. These shares vest over several years with the intent of retaining Mr. Campbell until age 65. Each installment to date has been converted into a cash payment at the time of vesting pursuant to parameters approved by the Board at the time of the original grant. In May 2005, Mr. Campbell received $3,480,292, representing the payment of 40,000 share equivalents plus dividend equivalents.

The restriction on the 120,000 outstanding shares will lapse, provided the executive is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 30,000 shares in May 2006, 2007, 2008, and 2011. As of December 31, 2005, the dollar value of the 120,000 outstanding restricted shares awarded pursuant to the aforementioned retention award to Mr. Campbell was $9,237,600.

The amount listed for Mr. French in 2005 is the dollar value at the time of grant of 6,950 shares of restricted stock granted in February 2005. The restrictions on the shares will lapse, provided Mr. French is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 2,317 shares in February 2008 and 2009 and 2,316 shares in February 2010. The amount listed for Mr. French in 2004 is the dollar value at the time of grant of 9,700 shares of restricted stock granted in February 2004. The restrictions on the shares will lapse, provided Mr. French is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 3,234 shares in February 2007 and 3,233 shares in February 2008 and 2009. The amount listed for Mr. French in 2003 is the dollar value at the time of grant of 12,000 restricted stock units granted in January 2003. A restricted stock unit represents the cash equivalent of a share of Textron common stock. The restrictions on the units will lapse, provided Mr. French is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 4,000 shares in January 2006, 2007 and 2008. As of December 31, 2005, Mr. French’s dollar value of the 28,650 unvested restricted shares and restricted share units was $2,205,477.

In January 2001, Mr. French was granted a retention award of 100,000 restricted shares. The dollar value of these grants was disclosed per established guidelines in previous Textron proxy statements. These shares vest ratably, with each installment resulting in a share issuance pursuant to the original grant and a cash payment relating to dividend equivalents earned over the vesting period.

(footnotes continued on following page)

(footnotes continued from preceding page)

For Mr. French, the 20,000 shares that vested in January 2005 had a dollar value of $1,464,750 at the time of vesting. In addition, Mr. French received a cash payment of $171,397 representing the value of dividend equivalents. The restriction on the 20,000 outstanding shares will lapse, provided the executive is still employed by Textron, or in certain cases if his employment ends earlier, in January 2006. As of December 31, 2005, the dollar value of 20,000 outstanding restricted shares awarded pursuant to the aforementioned retention award to Mr. French was $1,539,600.

The amount listed for Mr. Butler, Ms. Howell and Mr. O’Donnell in 2005 is the dollar value at the time of grant of 4,780 shares of restricted stock granted in February 2005. The restrictions on the shares will lapse, provided the executive is still employed by Textron, or in certain cases if his or her employment ends earlier, in accordance with the following schedule: 1,594 shares in February 2008 and 1,593 shares in February 2009 and 2010. The amount listed for Mr. Butler, Ms. Howell and Mr. O’Donnell in 2004 is the dollar value at the time of grant of 5,500 shares of restricted stock granted in February 2004. The restrictions on the shares will lapse, provided the executive is still employed by Textron, or in certain cases if his or her employment ends earlier, in accordance with the following schedule: 1,834 shares in February 2007 and 1,833 shares in February 2008 and 2009. The amounts listed for Mr. Butler, Ms. Howell and Mr. O’Donnell in 2003 represent the dollar value at the time of grant of 7,000 restricted stock units granted in January 2003. A restricted stock unit represents the cash equivalent of a share of Textron common stock. The restrictions on the units will lapse, provided the executive is still employed by Textron, or in certain cases if his or her employment ends earlier, in accordance with the following schedule: 2,334 shares in January 2006 and 2,333 in January 2007 and 2008.

In January 2002, Mr. Butler, Ms. Howell and Mr. O’Donnell were granted a retention award of 25,000 restricted stock units. The dollar value of these grants was disclosed per established guidelines in previous Textron proxy statements. The restriction on the units will lapse, provided the executive is still employed by Textron, or in certain cases if his or her employment ends earlier, in accordance with the following schedule: 5,000 units in August 2003, 2004, 2005, 2006, and 2007 for Mr. Butler, 5,000 units in July 2003, 2004, 2005, 2006, and 2007 for Ms. Howell and 10,000 units in March 2003 and 5,000 units in March 2004, 2005, and 2006 for Mr. O’Donnell. As of December 31, 2005, the dollar value of the 17,280 unvested restricted shares and restricted share units granted to Mr. Butler, Ms. Howell, and Mr. O’Donnell was $1,330,214.

For Mr. Butler, the 5,000 units that vested in August 2005 had a dollar value of $358,030 at the time of vesting.

For Ms. Howell, the 5,000 units that vested in July 2005 had a dollar value of $386,895 at the time of vesting.

(footnotes continued on following page)

(footnotes continued from preceding page)

For Mr. O’Donnell, the 5,000 units that vested in March 2005 had a dollar value of $390,520 at the time of vesting.

As of December 31, 2005, the dollar value of the 10,000 outstanding restricted stock units awarded pursuant to the aforementioned retention award to each of Mr. Butler and Ms. Howell was $769,800. The dollar value of the 5,000 outstanding restricted stock units awarded pursuant to the aforementioned retention award to Mr. O’Donnell was $384,900.

(3)          The amounts listed include Textron’s contribution under the Textron Savings Plan and the Savings Plan component of the Supplemental Benefits Plan.

Stock Option Grants

The following table sets forth information on grants of stock options under the Textron 1999 Long-Term Incentive Plan during Textron’s 2005 fiscal year to the officers named in the Summary Compensation Table. The number of stock options granted to these officers during Textron’s 2005 fiscal year is also listed in the Summary Compensation Table in the column entitled “Securities Underlying Options/SARs.”

Stock Option/SAR Grants in Last Fiscal Year

					Potential Realizable
	Individual Grants				Value at Assumed
		Percent of			Annual Rates of
	Number	Total			Stock Price
	of	Options/			Appreciation
	Securities	SARs	Exercise		for Option/SARs
	Underlying	Granted to	or		Term($)(2)
	Options/SARs	Employees	Base Price	Expiration	Five	Ten
Name	Granted(#)(1)	in Fiscal Year	($/Share)	Date	Percent	Percent
L.B. Campbell	30,130	2.50%	76.575	2/23/15	1,450,989	3,677,090
T.R. French	27,790	2.30%	76.575	2/23/15	1,338,300	3,391,515
J.D. Butler	19,130	1.58%	76.575	2/23/15	921,255	2,334,640
M.L. Howell	19,130	1.58%	76.575	2/23/15	921,255	2,334,640
T. O’Donnell	19,130	1.58%	76.575	2/23/15	921,255	2,334,640

(1)          One-third of the options granted may be exercised not earlier than one year from the date of grant, the second third of the options granted may be exercised not earlier than two years from the date of grant, and the balance of the options granted may be exercised not earlier than three years from the date of grant. All options were granted on February 23, 2005. All options were granted at a purchase price per share of 100% of the fair market value of Textron common stock on the date of grant. Outstanding options will be exercisable immediately and in full in the event of a change in control of Textron as defined in the Textron 1999 Long-Term Incentive Plan.

(2)          The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of Textron common stock. At a 5% and 10% annual rate of stock price appreciation, the stock price would be approximately $124.73 and $198.62 at the end of the ten-year term.

Aggregated Option and Stock Appreciation Rights Exercises and Fiscal Year-End Values

The following table sets forth information, with respect to the officers named in the Summary Compensation Table, concerning: (i) the exercise during Textron’s 2005 fiscal year of stock options and stock appreciation rights and (ii) unexercised options and stock appreciation rights held as of the end of Textron’s 2005 fiscal year, which were granted to these officers during 2005 and in prior fiscal years under either the Textron 1999 Long-Term Incentive Plan or a predecessor plan.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option and SAR Values

			Number of Securities
			Underlying		Value of Unexercised
	Shares		Unexercised Options/SARs		In-the-Money Options/SARs
	Acquired	Value	at Fiscal Year-End(#)		at Fiscal Year-End($)
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
L.B. Campbell	77,296	$2,724,835	604,087	56,196	$12,750,905	$554,321
T.R. French	-0-	-0-	175,701	47,189	5,933,240	415,331
J.D. Butler	-0-	-0-	163,009	34,263	2,968,021	322,671
M.L. Howell	50,483	1,612,016	154,788	34,263	3,533,441	322,671
T. O’Donnell	-0-	-0-	141,567	34,263	4,518,325	322,671
	127,779	$4,336,851	1,239,152	206,174	$29,703,932	$1,937,665

Long-Term Incentive Plan

The following table provides information concerning performance share unit awards made during Textron’s 2005 fiscal year to the officers named in the Summary Compensation Table for the 2005-2007 performance cycle.

Long-Term Incentive Plan Awards in Last Fiscal Year

Name	Number of Performance Share Units(#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price Based Plans
			Target Number of Performance Share Units(#)
L.B. Campbell	72,820	3 years	72,820
T.R. French	13,890	3 years	13,890
J.D. Butler	9,560	3 years	9,560
M.L. Howell	9,560	3 years	9,560
T. O’Donnell	9,560	3 years	9,560

The number of performance share units earned by the officers named in the Summary Compensation Table at the end of the three-year performance cycle will be determined by the Board upon the recommendation of the Organization and Compensation Committee and will be based 60% on aggregate earnings per share (EPS), 25% on Leadership Initiatives including Textron Six Sigma, customer growth, talent development, supply chain, information technology, compliance goals, and 15% on return on invested capital (ROIC). In addition, these officers have an opportunity to earn up to an additional 30% for achieving ROIC stretch targets. Taking this into account, ROIC performance could represent up to 35% of the total award. Attainment of the maximum EPS payout level will result in earning 100% of the value of the performance share units related to that target. Failure to attain the minimum EPS target (70% of target) will result in the failure to earn any performance share units related to that EPS target. Attainment between the maximum and minimum EPS targets will result in earning a portion of the performance share units related to those EPS targets determined by a pre-established mathematical formula. The committee may determine an award less than that determined by the formula but may not, however, determine an award more than that derived by the formula. With respect to the ROIC target, if enterprise-wide ROIC averages 1% or more above Textron’s weighted average cost of capital over the performance period, then this portion of the award will be fully earned. ROIC performance below or above this level results in a corresponding payout according to a pre-determined payout scale.

Performance share units based on discretionary performance measures do not qualify as Performance-Based Compensation under Section 162(m) of the Internal Revenue Code. Performance share units related to one or more performance measures shall be earned only as determined by the Organization and Compensation Committee and may not exceed more than 100% of the value of such units. Payouts, which are made in cash, will be determined by multiplying the number of performance share units earned by the then current market value of Textron common stock at the end of the performance period.

Pension Plan

The following table sets forth the estimated annual pension benefits payable upon retirement under the Textron Master Retirement Plan formula to persons in the specified remuneration and years of service classifications.

Pension Plan Table

Highest Consecutive	Estimated Annual Pension for
Five-Year	Representative Years of Credited Service
Average Compensation	10	15	20	25	30	35
$ 500,000	$72,986	$109,480	$145,973	$182,466	$218,959	$255,452
1,000,000	147,986	221,980	295,973	369,966	443,959	517,952
1,500,000	222,986	334,480	445,973	557,466	668,959	780,452
2,000,000	297,986	446,980	595,973	744,966	893,959	1,042,952
2,500,000	372,986	559,480	745,973	932,466	1,118,959	1,305,452
3,000,000	447,986	671,980	895,973	1,119,966	1,343,959	1,567,952
3,500,000	522,986	784,480	1,045,973	1,307,466	1,568,959	1,830,452
4,000,000	597,986	896,980	1,195,973	1,494,966	1,793,959	2,092,952
4,500,000	672,986	1,009,480	1,345,973	1,682,466	2,018,959	2,355,452
5,000,000	747,986	1,121,980	1,495,973	1,869,966	2,243,959	2,617,952
5,500,000	822,986	1,234,480	1,645,973	2,057,466	2,468,959	2,880,452
6,000,000	897,986	1,346,980	1,795,973	2,244,966	2,693,959	3,142,952
6,500,000	972,986	1,459,480	1,945,973	2,432,466	2,918,959	3,405,452
7,000,000	1,047,986	1,571,980	2,095,973	2,619,966	3,143,959	3,667,952
7,500,000	1,122,986	1,684,480	2,245,973	2,807,466	3,368,959	3,930,452
8,000,000	1,197,986	1,796,980	2,395,973	2,994,966	3,593,959	4,192,952

Benefits under the formula are based upon the salaried employee’s highest consecutive five-year average compensation. Compensation for such purposes means compensation listed in the “Salary” and “LTIP Payouts” columns, and annual incentive compensation included in the “Bonus” column of the Summary Compensation Table. However, for any employee who was first awarded performance share units after October 26, 1999, under the formula Performance Share Unit (“PSU”) payouts shall not be included in compensation. Mr. French and Mr. O’Donnell have employment contracts with Textron that provide that their PSU payouts will be deemed to be included in compensation for purposes of the formula. As of December 31, 2005, the years of credited service for the officers named in the Summary Compensation Table were as follows: Mr. Campbell, 13 years; Mr. French, 5 years; Mr. Butler, 8 years; Ms. Howell, 25 years; and Mr. O’Donnell, 5 years.

Annual pension amounts shown in the table above are computed on the basis of a single life annuity and are not subject to any offset for Social Security benefits. The Textron Master Retirement Plan is integrated with Social Security, however, and the amounts in the table reflect that integration. Annual pension amounts shown in the table are subject to annual pension limitations imposed by the Internal Revenue Code. To compensate certain Textron executives, including the officers named in the Summary Compensation Table, for the effect of these limitations, Textron maintains a Supplemental Benefits Plan. Certain Textron executives, including the officers named in the Summary Compensation Table, also participate in the Supplemental Retirement Plan for Textron Key Executives (“SERP”), which provides benefits to participants who remain in the employ of Textron until at least age 60. Under this plan, these executives are entitled to receive an annual supplemental pension benefit equal to 50% of their highest consecutive five-year average compensation reduced by any amounts to which they are entitled under the plans of Textron and any prior employer if they remain in the employ of Textron until age 65 (and a reduced benefit if they remain in the employ of Textron until at least age 60).

In 2005, the Board amended Mr. Campbell’s contract to reduce the impact of future PSU payouts on calculated SERP benefits. Specifically, payments from all PSU performance cycles beginning with the 2005-07 performance cycle have been removed from SERP calculations, and other PSU payouts (from 2003-2005 and 2004-2006 performance cycles) will be capped for purposes of SERP calculations. In addition, Mr. Campbell’s vesting schedule was modified to provide the 50% benefit described above at the age of 62 (and a reduced benefit if he remains in the employ of Textron until at least age 59).

Equity Compensation Plan Information

The following table sets forth as of the end of Textron’s 2005 fiscal year for all Textron compensation plans previously approved by shareholders and Textron compensation plans not previously approved by shareholders (a) the number of securities to be issued upon the exercise of outstanding options, warrants and rights, (b) the weighted-average exercise price of the outstanding options, warrants and rights and (c) the number of securities remaining available for future issuance under the plans other than securities to be issued upon the exercise of the outstanding options, warrants and rights.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	9,302,172	(1)	$56.23	4,967,049	(3)
Equity compensation plans not approved by security holders	140,000	(2)	N/A	0
Total	9,442,172		$56.23	4,967,049

Each non-employee director receives 1,000 restricted shares of Textron common stock upon joining the Board. Except in the case of the director’s death or disability, or a change in control of Textron, the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least five years of Board service.

(1)          Includes 1,155,762 unvested shares that may be issued under previously granted restricted stock.

(2)          Represents unvested shares that may be issued under previously granted restricted stock.

(3)   Includes 836,951 shares of restricted stock that remain available for future grant.

Employment Contracts and Change In Control Arrangements

The officers named in the Summary Compensation Table have employment contracts with Textron that provide for a three-year initial term, with successive one-year renewal provisions. The contracts provide for specified levels of severance protection based on the reason for termination, including change in control, irrespective of the remaining term of the agreements. The contracts provide excise tax protection for change in control terminations. The contracts provide that base salary will not be reduced and the officers will remain eligible for participation in Textron’s executive compensation and benefit plans during the term of the contracts. As permitted by his employment contract with Textron, Mr. O’Donnell remains a partner of the Washington, D.C. law firm, Williams & Connolly LLP, which has provided legal services to Textron from time to time for over twenty years. Mr. O’Donnell does not receive any share in firm income resulting from services provided by the firm to Textron. The Nominating and Corporate Governance Committee annually reviews Textron’s relationship with Williams & Connolly.

Certain benefit plans and arrangements in which the officers named in the Summary Compensation Table participate have provisions that will apply in the event of a change in control of Textron. Generally, a “change in control” under the plans will occur upon: (i) any non-Textron person or group becoming (other than by acquisition from Textron or a related company) the beneficial owner of more than 30% of the then outstanding voting stock of Textron, (ii) during any two-year period, directors elected or nominated by the Board ceasing to constitute a majority thereof, (iii) shareholder approval of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which the voting securities of Textron would continue to represent more than 50% of the combined voting power of the voting securities of Textron or such surviving entity, or (iv) shareholder approval of a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of its assets. The Survivor Benefit Plan provides that, upon a change in control, certain assets (generally, paid up life insurance in a face amount equal to two times the base salary of an active or former officer) will be transferred to each active or former executive or beneficiary. The Supplemental Benefits Plan and the Deferred Income Plan provide that, in the event of a change in control of Textron, the amounts accrued under such plans will become payable immediately. The Annual Incentive Compensation Plan establishes minimum incentive compensation awards for the fiscal year in which the change in control occurs. The Textron 1990, 1994 and 1999 Long-Term Incentive Plans provide that, in the event of a change in control of Textron, outstanding options will become exercisable immediately and in full, and the stated value of all outstanding performance share units will be deemed earned and will be payable immediately and in full in the event of a change in control of Textron. The Supplemental Retirement Plan for Textron Key Executives provides that, in the event of a change in control of Textron, participants will be fully vested. The Textron Savings Plan provides for full vesting of the accounts of participants whose employment ends within two years after a change in control of Textron. The Textron Master Retirement Plan provides that: (i) if the plan is terminated within three years after a change in control of Textron, surplus assets will be applied to increase the benefits of active participants up to maximum limits provided by the Internal Revenue Code, and (ii) in the event of a plan merger, consolidation or transfer within three years after such a change in control, the vested accrued benefit of each affected individual will be increased as provided in item (i), will be fully vested, and will be satisfied through the purchase of a guaranteed annuity contract. Mr. Campbell’s and Mr. French’s restricted stock awards are payable immediately in the event of a change in control of Textron.

Transactions with Management and Others

AXA Corporate Solutions Assurance, an affiliate of AXA Financial, Inc., which currently is the beneficial holder of more than 5% of the outstanding shares of Textron common stock, is one of the participating underwriters of Textron’s aviation insurance program. AXA underwrites 3% of the program, which runs from April 1, 2005 to April 1, 2006, and during fiscal year 2005, was paid a premium of $1,433,000 by Textron for such coverage. AXA is expected to renew its participation under the program on

April 1, 2006 for between 3% and 5% of the program for a premium to be determined at that time based on the level of participation and market factors. AXA also received fees of $164,000 from Textron Fastening Systems (TFS), a wholly owned subsidiary of Textron, for pension and medical insurance costs related to employer contributions to complementary schemes over and above the base statutory requirements for TFS employees in Europe. During fiscal year 2006, fees paid to AXA are expected to be approximately the same amount.

During fiscal year 2005, Alliance Sanford Bernstein, also an affilate of AXA Financial, was engaged by the Textron Master Trust to manage its large cap value equity portfolio. The portfolio had a market value of approximately $276 million as of December 31, 2005. Alliance Sanford Bernstein received fees of approximately $1.1 million from the trust for its services during fiscal year 2005. During fiscal year 2006, fees paid to Alliance Sanford Bernstein are also expected to be approximately $1.1 million.

PERFORMANCE GRAPH

Set forth below is a stock performance graph which shows the change in market value of $100 invested on December 31, 2000, in Textron common stock, Standard & Poor’s 500 Stock Index and a peer group index. The cumulative total shareholder return assumes dividends are reinvested. Textron is a global, multi-industry company with manufacturing and finance operations primarily in North America and Europe. Textron’s principal markets are in four business segments — Bell, Cessna, Industrial and Finance. The peer group consists of 17 companies in comparable industries in the following Standard & Poor’s 500 price index industry groups: aerospace/defense — The Boeing Company, General Dynamics Corporation, Lockheed Martin Corporation and Northrop Grumman Corporation; auto parts & equipment — ITT Industries, Inc.; defense electronics — Raytheon Company; diversified machinery — Dover Corporation; diversified manufacturing — Crane Co., Honeywell International, Inc., Illinois Tool Works Inc., Johnson Controls Inc., Tyco International LTD. and United Technologies Corporation; electrical equipment — Rockwell International Company; specialized manufacturing — Millipore Corporation, Pall Corp. and Parker Hannifin Corp. The companies in the indices are weighted by market capitalization.

	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2005
Textron Inc.	$100.00	$91.53	$97.78	$134.13	$177.28	$188.35
S&P 500	$100.00	$88.12	$68.64	$88.33	$97.94	$102.75
Peer Group	$100.00	$92.49	$66.91	$88.76	$105.26	$113.51

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Ernst & Young LLP to audit Textron’s consolidated financial statements for 2006, and recommends to the shareholders ratification of the appointment of Ernst & Young LLP as independent auditors for 2006. If this resolution is defeated, the Audit Committee will reconsider its selection. A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Fees to Independent Auditors

The following table presents fees billed for professional services rendered by Ernst & Young LLP for the audit of Textron’s annual financial statements, the reviews of the financial statements in Textron’s Form 10-Q, and other services in connection with statutory and regulatory filings and engagements for 2005 and 2004 and fees billed in 2005 and 2004 for audit-related services, tax services and all other services rendered by Ernst & Young LLP.

	2005	2004
Audit Fees	$10,818,000	$12,443,000
Audit-Related Fees(1)	$3,501,000	$795,000
Tax Fees(2)	$636,000	$1,045,000
All Other Fees	$0	$0

(1)          Audit-related fees include fees for employee benefit plan audits, due diligence relating to acquisitions and dispositions, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit. The significant increase in such fees from 2004 is primarily due to fees for stand-alone audits for discontinued operations.

(2)          Tax fees include fees for tax services relating to consultations, compliance, dispositions, and expatriate services.

Under the Audit and Non-Audit Services Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent auditor for Textron require pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approvals pursuant to delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate pre-approval authority to management.

All audit-related services, tax services and other services for 2005 were pre-approved by the Audit Committee, which determined that such services would not impair the independence of the auditor and are consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Board of Directors recommends a vote FOR ratification of the appointment by the Audit Committee of Ernst & Young LLP (Item 2 on the proxy card).

SHAREHOLDER PROPOSALS

Shareholder Proposal Relating to a Report Related to the Use of Depleted Uranium

The Sisters of Charity of the Blessed Virgin Mary, BVM, Mercy Consolidated Asset Management Program, Dominican Sisters of Hope, the Sisters of the Order of St. Dominic of Grand Rapids, Michigan, and the School Sisters of Notre Dame of St. Louis, have notified Textron that they intend to propose the following resolution at the 2006 annual meeting of shareholders (the addresses of, and the number of shares held by, each of the proponents can be obtained upon request from Textron’s corporate secretary):

RESOLVED:   The shareholders of Textron Corporation request that the Board of Directors prepare a report for shareholders within six months of the 2006 annual meeting, excluding proprietary information, to include:

1-Brief history of our company’s involvement in the production of Depleted Uranium (“DU”) weapons components, e.g. dates awarded contracts, criteria for decision to bid for the contracts, contract renewal dates.

2-Human workplace and environmental safety precautions, e.g. safeguards in place for transportation, storage and waste disposal monitoring.

3-Health and safety record at facility, i.e. have there been accidents, incidents involving production, storage or transport of weapons or DU weapon components.

4-Financial arrangements, e.g. profits from contracts; offsets from lobbying costs; liability in the event of an accident/incident.

5-Policies and procedures for cooperating fully with persons, organizations and agencies planning and carrying out health/safety assessment studies, e.g. providing all necessary information.

SUPPORTING STATEMENT:   Depleted uranium used in industry and weapons may be toxic and may cause miscarriages, stillbirths, birth defects and a myriad of diseases. This illustrates a mounting health and safety problem and confirms that no amount of radiation is hazard-free.

Continued production, transport, and storage of depleted uranium increases health and safety risks for residents in communities surrounding the manufacturing facilities in addition to the probability of combat confrontations, worker compensation, veteran injury and property loss cases leading to billions of dollars in damage claims.

The Department of Defense in its 2001 base closings report has conceded depleted uranium ammunitions, missile components, warheads and air launched projectiles tested at military bases in 36 US states have caused contamination.

Debate has grown domestically and internationally around health and safety hazards arising from the process of depleted uranium weapons production beginning with uranium mining and extending to waste disposal.

The proponents of this resolution believe that corporations involved in the production and development of weapons designed to destroy with mega-deadly force have a social and ethical responsibility to explain to shareholders and stakeholders the policies and decision-making processes which justify the production of depleted-uranium and radiation-related weaponry.

We believe it appropriate for shareholders to raise concern about our company’s dependency upon depleted uranium-related weapons contracts because of adverse affects to our company’s image and exposure to legal actions in the event of an accident/incident.

From both moral and humanitarian points of view receiving information from our company’s management on depleted uranium weapons development and depleted uranium delivery systems became more critical as we watched Gulf War I and II appropriations weighed against Federal allocations for veteran healthcare costs and military base closings clean ups.

The Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal.

The Board of Directors believes that the adoption of this proposal is unnecessary in that it does not relate to the company’s business. Textron is not involved in the production of depleted uranium weapons and has no current plans to become involved in their production.

Accordingly, the Board of Directors recommends a vote AGAINST this proposal (Item 3 on the proxy card).

Shareholder Proposal Relating To Director Election Majority Vote

The United Brotherhood of Carpenters Pension Fund, whose address and number of shares held can be obtained upon request from the Office of the Secretary of Textron, has notified Textron that it intends to propose the following resolution at the 2006 annual meeting of shareholders:

Resolved:   That the shareholders of Textron Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement:   Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order, to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the Judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

The Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal.

Shareholder proposals to implement a majority vote standard in director elections have become a prominent issue in corporate governance very recently.  The Board of Directors is monitoring this issue closely.

The implementation of a majority vote standard, though, has complex consequences that have made such proposals the subject of considerable current debate among corporate governance experts.  There are well-reasoned arguments on both sides of the issue, and there is significant disagreement and uncertainty about what the consequences of adopting such proposals might be and, if adopted, the exact form that such a proposal should take.

The Board is cautious about making a fundamental change to our corporate governance system that already has helped the company deliver superior performance to its shareholders in recent years.  At this point in time, the Board thinks it would be most prudent to continue to actively monitor the debate on this issue and consider adopting a majority vote standard once experience in the marketplace helps to sufficiently resolve the uncertainty about its implications.

For the reasons set forth above, the Board believes that the proposal will not serve the best interest of the company or its shareholders.

Accordingly, the Board of Directors recommends a vote AGAINST the proposal (Item 4 on the proxy card).

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2007 ANNUAL MEETING

Shareholder proposals intended to be presented at the 2007 annual meeting of shareholders must be received by Textron on or before November 17, 2006, for inclusion in the proxy statement and form of proxy relating thereto.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by Textron in advance of the meeting. Under Textron’s By-Laws, such notice must be received not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting of shareholders (but if the annual meeting is called for a date that is not within 30 days of the anniversary date, then the notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made) or between December 27, 2006, and January 26, 2007, for the 2007 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from the requirements a shareholder must meet to have a proposal included in Textron’s proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by Textron.

By order of the Board of Directors,

Frederick K. Butler
Vice President Business Ethics and
Corporate Secretary
March 17, 2006

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR PROXY VIA INTERNET OR TELEPHONE (SEE ENCLOSED PROXY CARD) OR FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED.

Appendix A

Independence of Directors

Generally.   No more than three of the Directors will not be independent Directors as such term is defined in the listing standards of the Company and the NYSE as set forth below.

Definition of “Independence”.   Under the NYSE standards, no Director qualifies as “independent” unless the Board of Directors affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, a Director is not independent if:

(a)          the Director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

(b)         the Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(c)          (i) the Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the Director is a current employee of such a firm, (iii) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(d)         the Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee; and

(e)          the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years exceeds the greater of $1 million and 2% of such other company’s consolidated gross revenues.

Categorical Standards of Independence.   The Board of Directors has determined that the following relationships will not be considered material relationships that would impair a Director’s independence:

I.   Business Relationships.

(a)          The Company does business with a Director’s business affiliate or the business affiliate of an immediate family member of a Director for goods or services, or other contractual arrangements, in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons and the annual revenues or purchases from such business affiliate are less than the greater of $500,000 and 1% of such person’s consolidated gross revenues;

(b)         A company (of which a Director or an immediate family member is an officer) does business with the Company and the annual sales to, or purchases from, the Company during such other company’s preceding fiscal year are less than the greater of $500,000 and 1% of the gross annual revenues of such other company;

(c)          A law firm of which a Director or an immediate family member is a partner or of counsel performs legal services for the Company, the Director or the immediate family member does not personally perform any legal services for the Company, and the annual payments to such law firm are less than the greater of $500,000 and 1% of such law firm’s consolidated gross revenues;

(d)         An investment bank or consulting firm of which a Director or an immediate family member is a partner or of counsel performs investment banking or consulting services for the Company, the Director or the immediate family member does not personally perform any investment banking or consulting services for the Company and the annual payments to such investment bank or consulting firm are less than the greater of $500,000 and 1% of such investment bank’s or consulting firm’s consolidated gross revenues; and

(e)          The Director serves on a regularly constituted advisory board of the Company, for which such Director receives standard fees of no more than $50,000 per annum.

II.   Relationships with Not-for-Profit Entities.

(a)          A foundation, university or other not-for-profit organization of which a Director or immediate family member is an officer, director or trustee receives from the Company contributions in an amount which does not exceed the greater of $100,000 or 1% of the not-for profit organization’s aggregate annual charitable receipts during the entity’s preceding fiscal year. (The Company’s automatic matching of employee charitable contributions are not included in the Company’s contributions for this purpose.)

Definition of “Immediate Family Member.”   For purposes of the independence standards described above, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When applying the “look-back” provisions above, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

Standard of Independence for Audit Committee Membership.   Also, under NYSE and Securities Exchange Commission requirements, to be considered independent for purposes of serving on the Audit Committee, a Director may not directly or indirectly, other than in his or her capacity as a member of the Board or any of its Committees, accept any compensatory fee from Textron or any of its subsidiaries or be an affiliated person of the Company or any of its subsidiaries.

Director Disclosure and Board Determination.   Each Director is required to disclose to the Company certain relationships between and among that Director, the Company, and senior management of the Company in order to allow for an appropriate determination of that Director’s independence. Each Director shall promptly disclose to the Secretary of the Board, who will then notify the Chairman of the

Board and the Chair of the Nominating and Corporate Governance Committee with respect to, any change in circumstances that may affect his or her independence.

The determination that a Director is independent or eligible to serve on the Audit Committee shall be made by the Board following a review of all relevant information and a recommendation by the Nominating and Corporate Governance Committee; such determination shall be made by the Board at least annually and at the next Board meeting after the Board receives information from or in connection with a Director indicating a significant change in information previously received.

Appendix B

TEXTRON INC.

AUDIT COMMITTEE CHARTER

(As amended, effective September 28, 2005)

The Audit Committee of the Board of Directors of Textron Inc. (the “Committee”) shall consist of no fewer than three members. All members of the Committee shall be independent directors and shall satisfy the independence standards established by the New York Stock Exchange and the Securities Exchange Commission (the “SEC”) and shall be financially literate. At least one member of the Committee shall be an “audit committee financial expert” as defined by the SEC. No Committee member shall simultaneously serve on the audit committees of more than two other public companies, unless the Board of Directors determines that such service would not impair the member’s ability to effectively serve on the Audit Committee. The members of the Committee shall be appointed by the Board of Directors upon recommendation of the Nominating and Corporate Governance Committee and may be removed by the Board of Directors in its discretion.

The purpose of the Committee shall be to (a) assist Board of Directors oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditor, and (b) prepare the report SEC rules require be included in the Company’s annual proxy statement.

In furtherance of this purpose, the Committee shall have the following duties and responsibilities:

1.                To be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report and performing other audit, review or attest services for the Company, including the authority to retain or to terminate the outside auditor. The independent auditor shall report directly to the Committee. The Committee shall pre-approve all auditing services (which may entail providing comfort letters in connection with securities underwritings), and all non-audit services provided by the Company’s independent auditor, subject to a de minimis exception as set forth by the SEC.

2.                To, at least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

3.                To (i) meet to review and discuss the Company’s annual audited financial statements and Form 10-K and the Company’s quarterly financial statements with management and the independent auditor, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Form 10-K; and (ii) discuss with Management and the independent auditor the annual audited financial statements and Form 10-K of the Company’s wholly-owned subsidiary, Textron Financial Corporation.

4.                To discuss with the independent auditor (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within GAAP for policies and practices related to material items that have been discussed with management, the ramifications of such alternative disclosures and treatments, and the accounting treatment “preferred” by the independent auditor and (iii) any other material written communications with management, such as a management letter or schedule of unadjusted differences.

5.                To discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies with management and the independent auditor, as appropriate.

6.                To engage outside advisors, including counsel, as it determines necessary to carry out is duties and approve appropriate funding and retention terms, as determined by the Committee.

7.                To discuss policies with management and the independent auditor, as appropriate, with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

8.                To meet separately, periodically, with management, with internal auditors and with independent auditors, provided that with respect to the internal auditors and independent auditors, such meetings shall occur at least quarterly.

9.                To review with the independent auditor any audit problems or difficulties and management’s response, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management.

10.         To set clear hiring policies for employees or former employees of the independent auditors.

11.         To report regularly to the Board of Directors, including review of any issues that arise with respect to the quality or integrity of the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

12.         To establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Committee shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose or preparing or issuing an audit report or performing other audit, review or attest services for the Company and to any advisors employed by the Committee, and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may, in its sole discretion, delegate any of its duties and responsibilities to subcommittees. The Committee may, in its sole discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditor, provided that any such approvals are reported to the Committee at its next scheduled meeting.

The Committee shall conduct an annual performance evaluation of the Committee and shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board of Directors for approval.

The Committee may request that any Directors, officers or other employees of the Company, or any other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests. The Committee shall periodically meet in executive session absent management.

The Committee shall have the authority to investigate any matter brought to its attention that it determines to be within the scope of this authority with full access to all books, records, facilities and personnel of the Company.

The Committee shall maintain minutes or other records of its meetings.

Dear Fellow Participant:

Textron’s annual meeting of shareholders will take place April 26, 2006. As a participant in a Textron Savings Plan, you are entitled to instruct the Plan’s Trustee as to how to vote your shares of Textron stock. YOUR VOTE IS IMPORTANT.

Enclosed with this letter is the proxy statement for the meeting, along with our 2005 Annual Report to Shareholders and a voting card. Please complete your voting card and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at the meeting. You also have the option of voting shares via the Internet or by using a toll-free telephone number. Instructions to vote either via the Internet or by telephone are included on the voting card. If the Trustee does not receive your vote by April 23, 2006, your shares will be voted in accordance with the provisions of the Plan. The subject of each proposal to be voted on is shown on the voting card and is explained in greater detail in the proxy statement.

The Board of Directors recommends that you instruct the Trustee to vote FOR the election of the three nominees for Director listed in Item 1 on the voting card, and FOR Item 2, relating to the ratification of the appointment of Ernst & Young LLP as Textron’s independent auditors.

The Board of Directors recommends that you instruct the Trustee to vote AGAINST Item 3 on the voting card, which is a shareholder proposal relating to a report on the production of depleted uranium weapons. The Board believes that the adoption of this proposal is not relevant to the company’s business since Textron is not involved in the production of depleted uranium weapons and has no plans to become involved in their production.

The Board of Directors also recommends that you instruct the Trustee to vote AGAINST Item 4 on the voting card, which is a shareholder proposal relating to majority voting for directors. The Board believes that the implementation of a majority vote standard has complex consequences that have made such proposals the subject of considerable current debate among corporate governance experts. The Board is cautious about making a fundamental change to our corporate governance system that already has helped the company deliver superior performance to its shareholders in recent years. At this point in time, the Board thinks it would be most prudent to continue to actively monitor the debate on this issue and consider adopting a majority vote standard once experience in the marketplace helps to sufficiently resolve the uncertainty about its implications.

Thank you for your continued support.

Sincerely,

Lewis B. Campbell
Chairman, President and Chief Executive Officer
Providence, Rhode Island
March 17, 2006

ANNUAL MEETING OF SHAREHOLDERS OF

TEXTRON INC.

Wednesday, April 26, 2006, 11:00 a.m.
The Rhode Island Convention Center
One Sabin Street
Providence, Rhode Island

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the
envelope provided as soon as possible.
- OR - TELEPHONE - Call toll-free 1-800-PROXIES	COMPANY NUMBER
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	ACCOUNT NUMBER
- OR - INTERNET - Access “www.voteproxy.com” and follow
the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW AND FOR PROPOSAL 2.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSALS 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:			The Board of Directors recommends that you vote FOR proposal 2.
☐	FOR ALL NOMINEES	NOMINEES: ☐ Lewis B. Campbell	2. Ratification of appointment of independent	FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Lawrence K. Fish ☐ Joe T. Ford	auditors. The Board of Directors recommends that you vote AGAINST proposals 3 and 4.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)		3. Shareholder proposal relating to a Report Related to use of Depleted Uranium.	☐	☐	☐
			4. Shareholder proposal relating to Director Election Majority Vote.	☐	☐	☐

INSTRUCTION:

If you wish to “WITHHOLD AUTHORITY” to vote for any individual nominee(s), please mark the box “FOR ALL EXCEPT” and fill in the circle next to the name of each nominee you wish to withhold, as shown here: ☒

This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed above, FOR proposal 2 and AGAINST proposals 3 and 4, or if the card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

If you want to receive your proxy materials electronically in the future, please vote your shares and sign up for electronic delivery through the Internet.
If you vote by telephone or through the Internet, please DO NOT mail back this proxy card.
IMPORTANT NOTICE
YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN
YOUR PROXY, OR SUBMIT YOUR VOTE BY INTERNET OR BY

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

		☐	TELEPHONE AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE TEXTRON THE EXPENSE OF ADDITIONAL SOLICITATION.

Signature of Shareholder		Date:	Signature of Shareholder	Date:

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

TEXTRON INC.

Wednesday, April 26, 2006, 11:00 a.m.
The Rhode Island Convention Center
One Sabin Street
Providence, Rhode Island

TEXTRON INC.

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of
Shareholders, April 26, 2006

The undersigned hereby appoint(s) Lewis B. Campbell, Terrence O’Donnell and Frederick K. Butler, or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Textron Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held on Wednesday, April 26, 2006, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting.

This card also constitutes voting instructions to the trustees under the Textron savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the trustees under the plans, as described in the proxy statement.

(Continued and to be signed on the reverse side)

COMMENTS:

14475